FOR IMMEDIATE RELEASE                                                                                                                                  Contact: Rob Jorgenson
May 22, 2008                                                                                                                                                                             724-465-5448

S&T Bancorp, Inc. Announces Addition of
New Members to the Board of Directors

- Newest Appointees are Former Members of the IBT Bancorp, Inc. Board of Directors

Who Will Begin Serving as of the Date of the Merger -

Indiana, Pennsylvania - S&T Bancorp, Inc. (NASDAQ: STBA), a full-service financial institution with branch locations in 10 Pennsylvania counties, is pleased to announce the appointment of the newest members of the S&T Bancorp, Inc. Board of Directors. The latest appointees are former members of the IBT Bancorp, Inc. Board of Directors, and will begin serving on the Board of Directors upon completion of the merger of IBT Bancorp, Inc. with and into S&T Bancorp, Inc. and Irwin Bank with and into S&T Bank.

  Charles G. Urtin has been appointed vice chairman of the S&T Bancorp, Inc. Board of Directors. Urtin, former chief executive officer and president of Irwin Bank and IBT Bancorp, Inc., spent 24 years at Irwin Bank serving as the operations officer and the chief financial officer before being appointed chief executive officer in 1999. Urtin currently serves on the board of directors for the United Way of Westmoreland County and the Irwin Project. He has previously served on the board of directors for the Norwin Library and the Norwin Chamber of Commerce. Urtin is a resident of Jeannette, PA.
  Robert Rebich joins the S&T Bancorp, Inc., Board of Directors after serving as chairman of the Board of Directors for IBT Bancorp, Inc. He joined the IBT Bancorp, Inc. Board of Directors in 1991 and was appointed chairman in 2004. Rebich founded Daedal, Inc., in Irwin, PA in 1969, which was later acquired by Parker Hannifin Corporation in 1990. Now retired, Rebich is a resident of North Huntingdon, PA.

- more -

S&T Bancorp, Inc. Announces Addition of
New Members to the Board of Directors (cont.)

- Newest Appointees are Former Members of the IBT Bancorp, Inc. Board of Directors

Who Will Begin Serving as of the Date of the Merger -

  John N. Brenzia, vice president and chief financial officer of Irwin Car and Equipment, has been appointed to the S&T Bancorp, Inc. Board of Directors after serving with the IBT Bancorp, Inc. Board of Directors. He is currently chairman of the board for Redstone Presbyterian Senior Care in Greensburg, PA. He is also the former vice president and treasurer of Elliott Ebara Turbomachinery Company in Jeannette, PA. Brenzia lives in North Huntingdon, PA.

On May 13, 2008, S&T Bancorp, Inc. announced the shareholders of IBT Bancorp, Inc. approved the previously announced merger transaction in which IBT Bancorp, Inc. will merge with and into S&T Bancorp, Inc. S&T Bancorp, Inc. has received all necessary regulatory approvals for completion of the merger, which is expected to be effective in early June 2008.

About S&T Bancorp, Inc.

Headquartered in Indiana, PA, S&T Bancorp, Inc. operates 46 offices within Allegheny, Armstrong, Blair, Butler, Cambria, Clarion, Clearfield, Indiana, Jefferson, and Westmoreland counties. With assets of $3.5 billion, S&T Bancorp, Inc. stock trades on the NASDAQ Global Select Market under the symbol STBA. For more information, visit stbank.com.

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